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                                                                      Exhibit 21


                           Subsidiaries of Registrant

                                        Country/State of          % of Voting
Name                                     Incorporation          Securities Owned
----                                    ----------------        ----------------

LogEtronics Corporation                 New York                100%

Visiplex Instruments Corporation        New York                100%

AFP/LOGE International                  New York                100%

Regam Medical Systems
International AB                        Sweden                  100%

Dent-X International Inc.               New York                100%